FOR IMMEDIATE RELEASE

Norfolk Southern reports third-quarter 2015 results

THIRD-QUARTER 2015 RESULTS

•	Railway operating revenues totaled $2.7 billion.

•	Income from railway operations was $822 million.

•	Net income totaled $452 million.

•	Diluted earnings per share were $1.49.

•	The railway operating ratio was 69.7 percent.

NORFOLK, VA., Oct. 28, 2015 – Norfolk Southern Corporation (NYSE: NSC) today reported financial results for third-quarter 2015. Net income for the quarter was $452 million, or $1.49 per diluted share, compared with $559 million, or $1.79 per diluted share earned in the third quarter last year.

Third-quarter results included $37 million of expenses associated with restructuring the company’s Triple Crown Services subsidiary and closing NS’ Roanoke, Va., office, which together reduced net income by $23 million, or $0.08 per diluted share.

“Norfolk Southern’s third-quarter results reflect commodities markets that continue to soften, as well as costs associated with restructuring initiatives to strengthen our company going forward. These pressures will linger in the fourth quarter, while traffic volume to date continues to lag last year. However, looking ahead to 2016, we are confident that with a reasonably stable economy and our own intense focus on service, returns and growth, we are poised for better results,” said Chairman, President and CEO James A. Squires.

THIRD-QUARTER SUMMARY

•
Railway operating revenues declined 10 percent to $2.7 billion, largely due to reductions in fuel surcharge revenues in each of NS’ three commodity groups, and continued reductions in coal shipments. Overall volume declined 3 percent to 1.9 million units for the quarter.

•
General merchandise revenues were $1.6 billion, 7 percent lower than the same period last year. Volume declined 1 percent largely due to a 9 percent decline in metals and construction traffic due to softer steel production. Four of the five general merchandise commodity groups reported lower revenue results on a year-over-year basis, principally the result of lower fuel surcharge revenue:

▪	Chemicals: $451 million, down 8 percent

▪	Agriculture: $380 million, up 4 percent

▪	Metals/Construction: $330 million, down 20 percent

▪	Automotive: $246 million, down 3 percent

▪	Paper/Forest: $203 million, down 3 percent

-- MORE –

•
Intermodal revenues were $621 million, 7 percent lower compared with third-quarter 2014, as lower fuel surcharges and fewer domestic shipments combined to reduce revenues. Total volume declined 1 percent.

•
Coal revenues were $482 million, 23 percent lower compared with the third quarter of 2014. A weak global export market and lower natural gas prices in the utility market combined to decrease volume by 16 percent.

•	Railway operating expenses declined 7 percent to $1.9 billion, primarily due to lower fuel costs, compared with the same period of 2014.

•	Income from railway operations was $822 million, 18 percent lower compared with third-quarter 2014.

•	The railway operating ratio, or operating expenses as a percentage of revenue, was 69.7 percent, compared with 67.0 percent in the same quarter last year.

About Norfolk Southern
Norfolk Southern Corporation (NYSE: NSC) is one of the nation’s premier transportation companies. Its Norfolk Southern Railway Company subsidiary operates approximately 20,000 route miles in 22 states and the District of Columbia, serves every major container port in the eastern United States, and provides efficient connections to other rail carriers. Norfolk Southern operates the most extensive intermodal network in the East and is a major transporter of coal, automotive, and industrial products.

Media Inquiries:
Frank Brown, 757-629-2710 (fsbrown@nscorp.com)

Investor Inquiries:
Katie Cook, 757-629-2861 (InvestorRelations@nscorp.com)

http://www.norfolksouthern.com

###